CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated May 29, 2012 on Dreyfus Institutional Preferred Money Market Fund and Dreyfus Institutional Preferred Plus Money Market Fund for the fiscal year ended March 31, 2012 which are incorporated by reference in this Registration Statement (Form N-1A Nos. 333-26513 and 811-08211) of Dreyfus Institutional Preferred Money Market Funds.

                                                                                                ERNST & YOUNG LLP

New York, New York

July 25, 2012